Exhibit 10.22
Trupanion Compensation Policies
On-Going Severance Policy for CEO and Key Senior Leaders
This Severance Policy creates a fair framework for situations when a covered executive leaves the Company involuntarily (termination without cause). The roles that this policy covers are included in the Appendix A and may change from time to time.
The catalog of covered and non-covered termination events is set forth in Appendix B.
Upon a covered termination, those covered by this policy are entitled to the following post-exit benefits: 1) a salary continuation severance payment, and 2) continued welfare benefits. All other benefits are terminated on the covered executive’s last day, other than pet insurance benefit which will continue until the end of the month.
Related to the severance payments, CEO and key senior leaders will receive 6 months of salary.
Upon separation, covered executives will receive 100% of their base salary on each regular payroll date for the length of the severance period. All bonuses earned would be paid within sixty (60) days of separation.
Related to welfare benefits, the Company will provide the covered executives with continued coverage under the Company’s group health insurance plan (or its cash equivalent) at no cost to the covered executive for the duration of the salary continuation period. These payments will cease if the covered executive starts another job prior to end of salary continuation period. However, if the new job has a lower salary than the salary continuance pay, the Company would continue to pay the difference through the salary continuation period.
These benefits are subject to the covered executive executing a valid separation agreement containing a full and unconditional release of Trupanion of any claims by the covered executive.

Appendix A (Covered Executives)
Chief Executive Officer
Chief Financial Officer
Chief Strategy Officer
Chief Revenue Officer
Chief Member Experience Officer
General Counsel
Head of Veterinary Business
Head of People Operations

Appendix B (Covered and Non-Covered Termination Events)
The types of terminations that are covered by this policy are “involuntary” terminations without cause (meaning it is Trupanion’s decision to terminate).
Other types of termination are not covered by this policy, including: voluntary termination with good reason, voluntary termination (executive decision without a good reason), termination for cause (willful or gross neglect of job duties, willful disregard for the code of conduct or willful disregard for the team member handbook), separation following a change of control (covered separately), death, disability, and retirement.